Exhibit 99.1

Contact:	Gary Thompson – Media Harrah’s Entertainment, Inc. (702) 407-6529	Jonathan Halkyard – Investors Harrah’s Entertainment, Inc. (702) 407-6080

Harrah’s Entertainment Announces Tender Offers for Harrah’s Operating Company Debt Securities

LAS VEGAS – Sept 22, 2009

Harrah’s Entertainment, Inc. (“Harrah’s”) announced today that its direct, wholly owned subsidiary, Harrah’s Operating Company, Inc. (“HOC”), is commencing cash tender offers (the “Offers”) for its outstanding debt securities listed below (collectively, the “Notes”). The maximum aggregate amount of consideration that may be paid for Notes tendered and accepted for purchase pursuant to the Offers may not exceed $175 million (the “Maximum Tender Consideration”).

CUSIP/ISIN	Notes	Tender Offer Consideration
413627AQ3 / US413627AQ32	5.500% Senior Notes due 2010	$980.00
700690AQ3 / US700690AQ34	7.875% Senior Subordinated Notes due 2010	$997.50
413627AH3 / US413627AH33	8.000% Senior Notes due 2011	$960.00
700690AL4 / US700690AL47 700690AK6 / US700690AK63	8.125% Senior Subordinated Notes due 2011	$955.00

The purpose of the Offers is to acquire the outstanding Notes, subject to the Maximum Tender Consideration. To the extent that $175 million is insufficient to pay the aggregate principal amount of Notes tendered, then such Notes would only be accepted on a pro rata basis (as of the date of acceptance), in the greatest aggregate principal amount practicable that does not cause the Maximum Tender Consideration to be exceeded. The terms of the Offers are described more fully in the Offers to Purchase Statement (the “Statement”) prepared in connection with the Offers.

The Offers are not conditioned on a minimum principal amount of Notes being tendered. However, the Offers are subject to certain other conditions, as more fully described in the Statement. In addition, HOC has the right to terminate or withdraw any of the Offers, at any time and for any reason, including if any of the conditions described in the Statement are not satisfied.

Each of the Offers will expire at midnight, New York City time, on October 21, 2009, unless any of them is extended (such time and date, as the same may be extended, the “Expiration Date”). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on September 28, 2009 unless extended by HOC (such time and date, as the same may be extended, the “Withdrawal Deadline”). Holders may withdraw tendered Notes at any time prior to the Withdrawal Deadline, but holders may not withdraw tendered Notes on or thereafter.

The Offers are made only by, and pursuant to, the terms set forth in the Statement, and the information in this press release is qualified by reference to the Statement and the accompanying letter of transmittal. Subject to applicable law, HOC may amend, extend or terminate the Offers.

Concurrently with the commencement of the Offers, HOC intends to seek $750 million of new term loans under its senior secured credit facility dated January 28, 2008 pursuant to an incremental amendment (the “Incremental Loans”). HOC intends to use the net proceeds of the Incremental Loans to refinance or retire existing debt and to provide additional liquidity. A portion of the net proceeds of the Incremental Loans will be used to purchase the Notes validly tendered and not validly withdraw pursuant to the Offers. The Offers are conditioned upon HOC raising at least $750 million in net proceeds (“Minimum Net Proceeds”) through the Incremental Loans, on or prior to the payment of any cash consideration for any Notes accepted in the Offers promptly following the Expiration. HOC will not be required to accept for purchase any tendered Notes if it does not receive at least the Minimum Net Proceeds from the Incremental Loans.

The Company has retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Offers. Any Holder that has questions concerning the terms of the Offers may contact the Dealer Manager at (800) 558-3745 (Toll-free) or (212) 723-6106 (Collect).

Documents relating to the Offers will only be distributed to holders of the Notes. Holders who desire a copy of documents relating to the Offers should contact Global Bondholder Service Corporation, the information agent for the offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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